Exhibit 4.2
Execution Version

GUARANTEE AGREEMENT
made by
the Guarantors party hereto
in favor of
CITIBANK, N.A.,
as Collateral Agent as representative of the Secured Parties
Dated as of July 9, 2018

Exhibit 4.2

i

Exhibit 4.2

8.18	Spanish Public Document.	18

ANNEXES
Annex I	Assumption Agreement

ii

Exhibit 4.2

GUARANTEE AGREEMENT
GUARANTEE AGREEMENT, dated as of July 9, 2018, made by each of the signatories hereto, in favor of Citibank, N.A., as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) for the benefit of the Secured Parties (as defined in the Asset-Based Term Loan Credit Agreement, dated as of July 9, 2018 (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Revlon Holdings B.V. and Revlon Finance LLC, as borrowers (the “Borrowers”), the Affiliates of the Borrowers from time to time parties thereto, the banks and other financial institutions or entities (the “Lenders”) from time to time parties thereto and Citibank, N.A., as administrative agent and collateral agent).
W I T N E S S E T H:
WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;
WHEREAS, the Borrowers are members of an affiliated group of companies that includes each Guarantor (as defined below);
WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the Guarantors in connection with the operation of their respective businesses;
WHEREAS, pursuant to the Credit Agreement and the other Loan Documents, each Borrower is accepting joint and several liability in consideration of the financial accommodations to be provided by the Administrative Agent and the Lenders thereunder, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrower to accept joint and several liability for the Borrower Credit Agreement Obligations.
WHEREAS, the Borrowers and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and
WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Guarantors shall have executed and delivered this Agreement to the Collateral Agent for the benefit of the Collateral Agent and the other Secured Parties;
NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Guarantor hereby agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:
Section 1.DEFINED TERMS
1.1    Definitions.

Exhibit 4.2

(a)    Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
(b)    The following terms shall have the following meanings:
“Agreement”: this Guarantee Agreement, as the same may be amended, waived, supplemented or otherwise modified from time to time.
2    “Auditors’ Determination” shall have the meaning assigned to that term in Section 2.11(d) below.
3    “Borrower Credit Agreement Obligations”: the meaning assigned to the term “Obligations” in the Credit Agreement.
4    “Borrowers”: as defined in the preamble hereto.
5    “Enforcement Notice” shall have the meaning assigned to that term in Section 2.11(c) below.
6    “German Guarantor”: any Guarantor incorporated in Germany as (x) a limited liability company (Gesellschaft mit beschränkter Haftung - GmbH) (a “German GmbH Guarantor”) or (y) a limited partnership (Kommanditgesellschaft) with a limited liability company as general partner (a “German GmbH & Co. KG Guarantor”) in relation to whom the Collateral Agent intends to demand payment under any guarantee, indemnity or other payment obligation set out in the Loan Documents (the “German Guarantee”).
7    “Guaranteed Obligor” shall have the meaning assigned to that term in Section 2.11(a) below.
8    “Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to the other Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document).
“Guarantors”: the collective reference to each signatory hereto (other than the Collateral Agent) together with any other entity that may become a party hereto as provided in Section 8.14.
9    “Italian Guarantor”: any Guarantor organized or incorporated under the laws of Italy.
10    “Management Determination” shall have the meaning assigned to that term in Section 2.11(c) below.

Exhibit 4.2

11    “Net Assets”: the relevant company’s assets (Section 266 para. (2) A, B, C, D and E German Commercial Code (Handelsgesetzbuch), less the aggregate of its liabilities (Section 266 para. (3) B (but disregarding any accruals (Rückstellungen) in respect of a potential enforcement of the Guarantee or any Lien), C, D and E German Commercial Code), the amount of profits (Gewinne) not available for distribution to its shareholders in accordance with section 268 para. 8 German Commercial Code and the amount of its stated share capital (Stammkapital).
12    “Secured Obligations”: (i) the Borrower Credit Agreement Obligations and (ii) the Guarantor Obligations.
13    “Spanish Civil Procedural Act”: the Spanish Act 1/2000, of 7 January, on Civil Procedure (Ley 1/2000, de 7 de enero, de Enjuiciamiento Civil), as amended from time to time.
14    “Spanish Companies Act”: Royal Legislative Decree 1/2010 of 2 July (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital).
15    “Spanish Insolvency Act”: the Spanish Act 22/2003, of 9 July, on Insolvency (Ley 22/2003, de 9 de julio, Concursal), as amended or restated from time to time.
16    “Spanish Guarantor”: a Guarantor incorporated under the laws of Spain.
17    “Spanish Public Document”: a documento público, being either an escritura pública or a póliza mercantil.
1.2    Other Definitional Provisions.
(a)    The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
Section 2.    GUARANTEE
2.1    Guarantee.
(a)    Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as a primary obligor and not merely as a surety, to the Collateral Agent for the benefit of the Administrative Agent, the Collateral Agent (as representative (mandatario con rappresentanza) of the Secured Parties), and the other Secured Parties, the prompt and complete payment when due and performance by the Borrowers and each other Loan Party (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations.

Exhibit 4.2

(b)    Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2) and other local law provisions applicable to each Guarantor.
(c)    Each Guarantor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent, the Collateral Agent or any other Secured Party hereunder.
(d)    The guarantee contained in this Section 2 shall remain in full force and effect until all the Secured Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full (other than contingent or indemnification obligations not then due) and the Commitments shall have been terminated, notwithstanding that from time to time during the term of the Credit Agreement, the Borrowers may be free from any Borrower Credit Agreement Obligations; provided, that any Guarantor shall be released from its guarantee contained in this Section 2 as provided in Section 8.15.
(e)    No payment (other than payment in full (other than with respect to contingent or indemnification obligations not then due)) made by the Borrowers, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent, the Collateral Agent or any other Secured Party from the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment, remain liable for the Secured Obligations up to the maximum liability of such Guarantor hereunder until the Secured Obligations shall have been paid in full (other than contingent or indemnification obligations not then due) and the Commitments shall have been terminated; provided, that any Guarantor shall be released from its guarantee contained in this Section 2 as provided in Section 8.15.
(f)    For the purposes of article 135 and the additional section fourth of the Spanish Insolvency Law, the obligations of each Spanish Guarantor under this Agreement vis-á-vis each Secured Party shall be governed by the terms of this Agreement at any time such that each Spanish Guarantor’s obligations pursuant to this Clause 2.1 shall not be affected in any way by the settlement agreement or workout homologation agreement (homologación de un acuerdo de refinanciación) that may be agreed in the insolvency proceedings of a Guarantor (nor shall they be deemed amended as a consequence of the approval of that settlement agreement) to the extent that such Secured Party has not voted in favour of that settlement agreement or workout homologation agreement (homologación de un acuerdo de refinanciación).
2.2    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of

Exhibit 4.2

contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent, the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.
2.3    No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent, the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent, the Collateral Agent or any other Secured Party against the Borrowers, the Guarantors or any other guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent, the Collateral Agent or any other Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrowers, the Guarantors or any other guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent, the Collateral Agent and the other Secured Parties by the Borrowers, the Guarantors and the other guarantors on account of the Secured Obligations shall have been paid in full (other than contingent or indemnification obligations not then due) and the Commitments shall have been terminated. If any amount shall be paid to any Guarantor on account of such subrogation, contribution or reimbursement rights at any time when all of such Secured Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
2.4    Amendments, etc. with respect to the Secured Obligations. To the maximum extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Secured Obligations made by the Administrative Agent, the Collateral Agent or any other Secured Party may be rescinded by the Administrative Agent, the Collateral Agent or such other Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Collateral Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents, and in each case any other documents executed and delivered in connection therewith, may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, or all Lenders, or all Lenders directly and adversely affected thereby, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of set-off at any time held by the Administrative Agent, the Collateral Agent or any other Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall

Exhibit 4.2

have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section 2 or any property subject thereto.
2.5    Guarantee Absolute and Unconditional. Each Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Administrative Agent, the Collateral Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Secured Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrowers, the Guarantors and any of the other guarantors, on the one hand, with respect to the Loan Documents and the Administrative Agent, the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers, the Guarantors or any other guarantor with respect to the Secured Obligations. Each Guarantor understands and agrees, to the maximum extent permitted by applicable law, that the guarantee of such Guarantor contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collectability without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent, the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower or any other Person against the Administrative Agent, the Collateral Agent or any other Secured Party, or (c) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of any Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers from the Borrower Credit Agreement Obligations, or of such Guarantor under the guarantee of such Guarantor contained in this Section 2, in bankruptcy, insolvency or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Borrower, any Guarantor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Collateral Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any Borrower, any Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Collateral Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Exhibit 4.2

Without limiting the foregoing, any Spanish Guarantor acknowledges that the guarantee provided by it under this Clause 2.1 must be construed as a first demand guarantee (garantía a primera demanda) and not as a performance bond (fianza) and, therefore, the benefits of preference (excusión), order (orden) and division (división) shall not be applicable.
2.6    Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made and no discharge or release of the guarantee contained in this Section 2 had occurred.
2.7    Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent at the Funding Office without set-off or counterclaim.
2.8    Swiss Limitations.
(a)    If and to the extent that a Guarantor incorporated in Switzerland (a “Swiss Guarantor”) becomes liable under the Loan Documents for obligations of its Affiliates other than its Subsidiaries and if complying with such obligations would be restricted under then applicable Swiss corporate law (the “Restricted Obligations”), the aggregate liability of the Swiss Guarantor for Restricted Obligations shall be limited to the amount of unrestricted equity capital surplus available for distribution as dividends to the shareholders of the Swiss Guarantor (the “Maximum Amount”), provided that this is a requirement under then applicable mandatory Swiss law and understood that such limitation shall not free the Swiss Guarantor from its obligations in excess of the Maximum Amount, but that it shall merely postpone the performance date of those obligations until such time or times as performance is again permitted.
(b)    Immediately after having been requested to perform the Restricted Obligations under the Loan Documents, the Swiss Guarantor shall (i) perform any obligations which are not affected by the above limitations, and (ii) in respect of any balance, if and to the extent requested by the Collateral Agent or required under then applicable Swiss law, provide the Collateral Agent with an interim balance sheet audited by the statutory auditors of the Swiss Guarantor setting out the Maximum Amount, take any further corporate and other action as may be required by the Collateral Agent (such as managing director and quotaholders' approvals and the receipt of any confirmations from the Swiss Guarantor's statutory auditors) and other measures required to allow the Swiss Guarantor to make the payments agreed hereunder with a minimum of limitations and, immediately thereafter, pay up to the Maximum Amount to the Collateral Agent.
(c)    In relation to payments made hereunder in satisfaction of Restricted Obligations, the Swiss Guarantor shall:

Exhibit 4.2

(i)    if and to the extent required by applicable law and subject to any applicable double tax treaties in force at the relevant time:
(A)    deduct Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as is in force at that time) from any such payment;
(B)    pay any such deduction to the Swiss Federal Tax Administration; and
(C)    notify and provide evidence to the Collateral Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration;
(ii)    as soon as possible after a deduction for Swiss Withholding Tax is made as required by applicable law:
(A)    ensure that any person which is entitled to a full or partial refund of the Swiss Withholding Tax, is in a position to be so refunded; and
(B)    in case it has received any refund of the Swiss Withholding Tax, pay such refund to the Collateral Agent promptly upon receipt thereof.
(d)    If the enforcement of Restricted Obligations would be limited due to the effects referred to in this Clause 2.8, then the Swiss Guarantor shall (i) to the extent permitted by applicable law, revalue any of its assets that are shown on its balance sheet with a book value that is significantly lower than the market value of such assets, and (ii) reduce its share capital to the minimum allowed under then applicable law.
2.9    Guarantee Limitation for the Italian Guarantor.
(a)    For the purposes of this Section 2.9, “Italian Acquisition Facilities” means any Loan the purpose or the actual use of which is, directly or indirectly (even through refinancing of existing debt), the acquisition of the Italian Guarantor or the subscription of any shares of the Italian Guarantor;
(b)    The obligation of the Italian Guarantor to guarantee the prompt and complete payment when due and performance by the Borrowers and each other Loan Party (which are not Subsidiaries of the Italian Guarantor) of the Secured Obligations, shall not exceed an amount equal to the aggregate of:
(i)    any principal amount outstanding under any Facility advanced directly to the Italian Guarantor and/or any of its Subsidiaries as Borrower under the Agreement;
(ii)    any principal amount outstanding under any Proceeds Loan advanced by any Borrower or other Loan Party directly to the Italian Guarantor and/or any of its Subsidiaries; and/or
(iii)    any amount paid by any Borrower or other Loan Party to the Italian Guarantor as a guarantee fee;

Exhibit 4.2

provided that in order to comply with the provisions of Italian law in relation to financial assistance, the Italian Guarantor shall not be liable as a Guarantor in relation to:
(1)    any obligations of any Loan Party as Borrower or as Guarantor in respect of any Italian Acquisition Facilities;
(2)    the obligations of any Guarantor under any guarantee given in respect of the obligations referred to under point (1) above.
(c)    Without prejudice to the provisions of paragraph (b) above:
(i)    in order to comply with the mandatory provisions of the laws of Italy in relation to (i) maximum interest rate (namely, Italian Usury Law and Section 1815 of the Italian Civil Code), and (ii) capitalization of interests (namely, Section 1283 of the Italian Civil Code and article 120 of the Italian Consolidated Banking Act), the obligations of the Italian Guarantor shall not include and shall not extend to (1) any interest qualifying as usurious pursuant the Italian Usury Law, and (2) any interest on overdue amounts compounded in violation of the provisions set forth by Section 1283 of the Italian Civil Code and Section 120 of the Italian Consolidated Banking Act, respectively; and
(ii)    pursuant to article 1938 of the Italian Civil Code, the maximum amount that the Italian Guarantor may be required to pay in respect of its obligations as Guarantor shall not exceed USD 150,000,000 (or its equivalent in any other currency).
2.10    Spanish Guarantee Limitation.
Any guarantee, security, indemnity, obligation and liability granted, incurred, undertaken, assumed or otherwise agreed by a Spanish Guarantor under any Loan Documents shall not include and not extend to any liabilities to the extent that the same would cause a breach of the financial assistance prohibitions and if and to the extent that may be the case, the said guarantees, security, indemnities and other obligations or liabilities will be deemed not to have been granted, incurred, undertaken, assumed or otherwise agreed by that Spanish Guarantor. For the purposes of this Section 2.10, financial assistance has the meaning stated under:
(i)    (for a Spanish public company (Sociedad Anónima)) Article 150 of the Spanish Companies Act or in any other legal provision that may substitute such Article 150 or be applicable to any Guarantor incorporated in Spain in respect of such financial assistance; or
(ii)    (for a Spanish limited liability company (Sociedad de Responsabilidad Limitada)) Article 143 of the Spanish Companies Act or in any other legal provision that may substitute such Article 143 or be applicable to any Guarantor incorporated in Spain in respect of such financial assistance.
2.11    German Guarantee Limitation.

Exhibit 4.2

(a)    The Collateral Agent, the Administrative Agent and each other Secured Party agrees not to enforce the German Guarantee if and to the extent that the relevant German Guarantee secures any liability of a Loan Party which is an Affiliate of a German Guarantor (other than that German Guarantor’s wholly-owned Subsidiaries) (the “Guaranteed Obligor”) and if and to the extent that a payment under the German Guarantee would cause that German Guarantor’s (or, in the case of a German GmbH & Co. KG Guarantor, its general partners’) or any of its direct or indirect holding company’s (in form of a German GmbH or GmbH & Co. KG which is not a relevant Loan Party) Net Assets (determined pursuant to paragraphs (b), (c) and/or (d) below) to be reduced below zero, or further reduced if already below zero.
(b)    For the purposes of the calculation of the Net Assets the following balance sheet items shall be adjusted as follows:
(i)    the amount of any increase of the stated share capital (Erhöhungen des Stammkapitals) of the relevant German Guarantor after the date hereof that is not fully paid up or that has been effected without the prior written consent of the Collateral Agent, shall be deducted from the stated share capital;
(ii)    liabilities incurred by the relevant German Guarantor in negligent or willful violation of the Loan Documents shall be disregarded; and
(iii)    loans provided to the relevant German Guarantor by any Parent Company, Subsidiary or Affiliate shall be disregarded, if and to the extent that such loans are subordinated or would be subordinated in case of insolvency pursuant to Section 39 para. 1 Nr. 5 of the German Insolvency Code (Insolvenzordnung) provided that such German Guarantor is able to (i) set-off its recourse claims (if any) against the loan obligation in respect of the loans provided to it or (ii) otherwise use its recourse claims (if any) to settle or discharge the relevant loan obligation or (iii) the creditor of such loan is able to waive (erlassen) the loan provided to the relevant German Guarantor (or, in the case of a GmbH & Co. KG Guarantor, its general partner) without breaching its obligations under Section 30 GmbHG or any similar provision of any other jurisdiction applicable to it.
(c)    The relevant German Guarantor shall deliver to the Collateral Agent, within 30 Business Days after receipt from the Collateral Agent of a notice stating that the Collateral Agent intends to demand payment under the German Guarantee (the “Enforcement Notice”), its up-to-date balance sheet, or in the case of a German GmbH & Co. KG Guarantor its and its general partner’s balance sheet, together with a detailed calculation of the amount of its Net Assets taking into account the adjustments set forth in paragraph (b) above (the “Management Determination”). The Management Determination shall be prepared as of the date of receipt of the Enforcement Notice.
(d)    Following the Collateral Agent’s receipt of the Management Determination, upon request by the Collateral Agent (acting reasonably), the relevant German Guarantor shall deliver the Collateral Agent within 30 Business Days of such request its up-to-date balance sheet, or in the case of a German GmbH & Co. KG Guarantor its and its general partner’s balance sheet, drawn-up by its auditor together with a detailed calculation of the amount of the Net Assets taking into

Exhibit 4.2

account the adjustments set forth in paragraph (b) above (the “Auditors’ Determination”). Such balance sheet and Auditors’ Determination shall be prepared in accordance with the applicable accounting principles as consistently applied. The Auditors’ Determination shall be prepared as of the date of receipt of the Enforcement Notice.
(e)    The Collateral Agent shall be entitled to demand payment under the German Guarantee in an amount which would, in accordance with the Management Determination or, if applicable and taking into account any previous enforcement in accordance with the Management Determination, the Auditors’ Determination, not cause the German Guarantor’s Net Assets, or in the case of a German GmbH & Co. KG Guarantor, its general partner’s Net Assets, to be reduced below zero or further reduced if already below zero. If and to the extent that the Net Assets as determined by the Auditors’ Determination are lower than the amount enforced (i) in accordance with the Management Determination or (ii) without regard to the Management and/or Auditors’ Determination, the Collateral Agent shall release to the relevant German Guarantor (or in case of a German GmbH & Co. KG Guarantor to its general partner) such excess enforcement proceeds upon the written demand by such German Guarantor, provided that such demand for payment is made within one month from the date of payment on the German Guarantee. The Agent may withhold any amount received pursuant to an enforcement of this German Guarantee until final determination of the amount of the Net Assets pursuant to the Auditors' Determination.
(f)    In addition, each German Guarantor and, in the case of a German GmbH & Co. KG Guarantor, also its general partner, shall within three (3) months after receipt of the Enforcement Notice realise, to the extent legally permitted and to the extent necessary to satisfy the Secured Obligations, any and all of its assets which are not required for the relevant German Guarantor’s business (nicht betriebsnotwendig) that are shown in the balance sheet with a book value (Buchwert) that is substantially lower than the market value of the relevant assets if, as a result of the enforcement of the guarantee, its Net Assets would be reduced below zero or further reduced if already below zero.
(g)    The restriction under paragraph (a) above shall not apply:
(i)    to the extent that the German Guarantee secures (A) any Loans that are on-lent, actually disbursed to the relevant German Guarantor or any of its Subsidiaries and not repaid or (B) any guarantees issued under this Agreement for the benefit of the relevant German Guarantor or any of its Subsidiaries which are not returned, in each case if and to the extent that the relevant German Guarantor is able to (i) set-off its recourse claims (if any) against the loan obligation in respect of the amounts on-lent to it or (ii) otherwise use its recourse claims (if any) to settle or discharge the relevant loan obligation under the Loan Documents;
(ii)    if the German Guarantor has not complied with any of its obligations pursuant to paragraphs (c), (d) and (f) above;
(iii)    if the relevant German Guarantor (as dominated entity) is subject to a domination and/or profit transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) (a “DPTA”), unless and to the extent the existence of such

Exhibit 4.2

domination and/or profit and loss pooling agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) does not lead to the inapplicability of section 30 paragraph 1 sentence 1 of the German Limited Liabilities Company Act (GmbHG);
(iv)    if and to extent the relevant German Guarantor has on the date of enforcement of the German Guarantee a fully recoverable indemnity or claim for refund (“vollwertiger Gegenleistungs- oder Rückgewähranspruch”) against its shareholder or the Guaranteed Obligor; or
(v)    if and to the extent that they are not necessary for the purposes of protecting the German Guarantor’s directors against personal liability due to a violation of Section 30 and/or 43 GmbHG.
2.12    Subordination of Other Obligations.
Any Indebtedness of the Borrowers or any other Guarantor now or hereafter held by any other Borrower or Guarantor (the “Obligee”), whether as original creditor, assignee, or by way of contribution, subrogation, restitution or otherwise, is hereby subordinated in right of payment to the Secured Obligations, and any such Indebtedness collected or received by the Obligee upon the request of the Collateral Agent after an Event of Default has occurred and is continuing shall be held in trust for the Collateral Agent on behalf of the Secured Parties and shall forthwith be paid over to the Collateral Agent for the benefit of the Secured Parties to be credited and applied against the Secured Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee under any other provision hereof. Prior to the transfer by an Obligee of any note or negotiable instrument evidencing any such indebtedness to such Obligee, such Obligee shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, each Borrower and each Guarantor hereby agrees with the Secured Parties that it will not exercise any right of subrogation, contribution or indemnification which it may at any time otherwise have as a result of this Section 2.12 (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Secured Obligations have been paid in full in cash.
Section 3.    [RESERVED]
Section 4.    REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent, the Collateral Agent and the Secured Parties to enter into the Credit Agreement, and to induce the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement, each Guarantor hereby represents and warrants with respect to itself to each of the Administrative Agent, the Collateral Agent and each other Secured Party that:
4.1    Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Sections 4.3, 4.4, 4.5, 4.6, 4.9, 4.10, 4.12, 4.13, 4.15, 4.16, 4.17, 4.19, 4.21, 4.23 and 4.24 of the Credit Agreement to the extent they refer to such Guarantor or to the Loan Documents to which such Guarantor is a party or to the use of the proceeds of any

Exhibit 4.2

Loans by any Guarantor, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and each of the Administrative Agent, the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided, that each reference in each such representation and warranty to each Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.
Section 5.    COVENANTS
5.1    Covenants in Credit Agreement. In the case of each Guarantor, to the extent applicable, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor.

Section 6.    [RESERVED]
Section 7.    [RESERVED]
Section 8.    MISCELLANEOUS
8.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.
8.2    Notices. All notices, requests and demands to or upon the Collateral Agent or any Guarantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at such address pursuant to notice given in accordance with Section 10.2 of the Credit Agreement.
8.3    No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent, the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent, the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Exhibit 4.2

8.4    Enforcement Expenses; Indemnification.
(a)    Each Guarantor agrees to pay, and to hold the Administrative Agent, the Collateral Agent and the other Secured Parties harmless from, any and all out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrowers would be required to do so pursuant to Section 10.5 of the Credit Agreement.
(b)    The agreements in this Section 8.4 shall survive repayment of the Secured Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.
8.5    Successors and Assigns. Subject to Section 8.15, this Agreement shall be binding upon the successors and permitted assigns of each Guarantor and shall inure to the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties and their successors and permitted assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent except as permitted under the Credit Agreement.
8.6    Set-Off. Each Guarantor hereby irrevocably authorizes the Administrative Agent, the Collateral Agent and each other Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, to the extent permitted by applicable law, upon any amount becoming due and payable by each Guarantor (whether at the stated maturity, by acceleration or otherwise after the expiration of any applicable grace periods and whether or not the Administrative Agent, the Collateral Agent or any other Secured Party has made any demand therefor) to set-off and appropriate and apply against such amount (or any part thereof) any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, the Collateral Agent or such other Secured Party to or for the credit or the account of such Guarantor, provided that, if such Secured Party is a Lender, it complies with Section 10.7 of the Credit Agreement. Each of the Administrative Agent, the Collateral Agent and each other Secured Party shall notify such Guarantor promptly of any such set-off made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Collateral Agent and each other Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent, the Collateral Agent or such other Secured Party may have.
8.7    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or electronic (e.g., “pdf”) transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Exhibit 4.2

8.8    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.9    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
8.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Guarantors, the Administrative Agent, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof.
8.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
8.12    Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Secured Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 8.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;
(b)    consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

Exhibit 4.2

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.12 any special, exemplary, punitive or consequential damages (provided that such waiver shall not limit the indemnification obligations of the Guarantors to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5 of the Credit Agreement).
8.13    Acknowledgements. Each Guarantor hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;
(b)    neither the Administrative Agent, the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent, the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, the Collateral Agent and the Lenders or among the Guarantors and the Administrative Agent, the Collateral Agent and the Lenders.
8.14    Additional Guarantors. Each Revlon Party (that was not previously a Loan Party) that becomes a party to this Agreement pursuant to the Credit Agreement and the Guarantee Agreement shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Revlon Party of an Assumption Agreement in the form of Annex I hereto or such other form reasonably acceptable to the Collateral Agent and the Borrowers.
8.15    Releases.
(a)    Pursuant to Section 10.15 of the Credit Agreement or at such time as the Secured Obligations (other than contingent or indemnification obligations not then due) shall have been paid in full and the Commitments shall have been terminated, this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Guarantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party. At the request and sole expense of the Guarantors following any such

Exhibit 4.2

termination, the Collateral Agent shall promptly execute and deliver to the Guarantors such documents as the Guarantors shall reasonably request to evidence such termination.
(b)    A Guarantor shall be automatically released from its obligations hereunder (i) in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement or (ii) upon such Guarantor ceasing to be a Loan Party, in each case in accordance with the terms of the Credit Agreement, and the Collateral Agent, at the request and sole expense of the Borrowers, shall promptly execute and deliver to the Borrowers all releases or other documents reasonably necessary or desirable to evidence the release of such obligations. All releases or other documents delivered by the Collateral Agent pursuant to this Section 8.15(b) shall be without recourse to, or warranty by, the Collateral Agent.
(c)    The obligations of each Guarantor hereunder shall terminate as set forth in Section 10.15 of the Credit Agreement.
8.16    WAIVER OF JURY TRIAL. EACH GUARANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.
8.17    Parallel Debt.
(a)    For the purpose of this Section 8.17, “Corresponding Obligations” means each Guarantor’s Guarantor Obligations other than the Parallel Debt.
(b)    Each Guarantor, with the exclusion of the Italian Guarantor and any Spanish Guarantor, hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent, acting on its own behalf and not as agent for any person, an amount equal to the Corresponding Obligations (such payment undertakings by each Guarantor to the Collateral Agent, hereinafter referred to as the “Parallel Debt”).
(c)    The Parallel Debt will become due and payable in the currency or currencies of the Corresponding Obligations as and when one or more of the Corresponding Obligations become due and payable.
(d)    Each of the parties to this Agreement (other than any Italian Guarantor and any Spanish Guarantor) hereby acknowledges that: (i) the Parallel Debt constitutes an undertaking, obligation and liability of each Guarantor to the Collateral Agent which is transferable and separate and independent from, and without prejudice to, the Corresponding Obligations; (ii) the Parallel Debt represents the Collateral Agent’s own separate and independent claim to receive payment of the Parallel Debt from each Guarantor and (iii) the Liens granted under the Loan Documents to the Collateral Agent to secure the Parallel Debt are granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held in trust, it being understood, that the amount which

Exhibit 4.2

may become payable by each Guarantor under or pursuant to the Parallel Debt from time to time shall never exceed the aggregate amount which is payable under the relevant Corresponding Obligations from time to time.
(e)    For the purpose of this Section 8.17, the Collateral Agent acts in its own name and on behalf of itself (for the benefit of the Secured Parties and each subsequent maker of any Loan by its making thereof) and not as agent or representative of any of the Secured Parties and each subsequent maker of any Loan by its making thereof.
(f)    To the extent the Collateral Agent irrevocably receives any amount in payment of the Parallel Debt (the “Received Amount”), the Corresponding Obligations shall be reduced by an aggregate amount (the “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Corresponding Obligations. For the avoidance of doubt, to the extent the Collateral Agent irrevocably receives any amount in payment of the Corresponding Obligations, the Parallel Debt shall be reduced accordingly as if such payment was received as a payment of the Parallel Debt. All amounts received or recovered by the Collateral Agent from or by the enforcement of any security interest granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.
(g)    Without limiting or affecting the Collateral Agent’s rights against the Guarantor (whether under this Section 8.17 or under any other provisions of the Loan Documents) each Guarantor acknowledges that (i) nothing in this Section 8.17 shall impose any obligation on the Collateral Agent to advance any sum to any Guarantor or otherwise under any Loan Document, except in its capacity as Lender, and (ii) for the purpose of any vote taken under any Loan Document, the Collateral Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.
(h)    Notwithstanding the foregoing, in no event will “parallel debt” provisions set out in this Section 8.17 apply to Security Documents governed by the laws of Italy or Spain.
8.18    Spanish Public Document.
This Agreement (as well as any amendments hereto) shall be raised to a Spanish Public Document in the form of an escritura pública for, among others, the purposes contemplated in Article 517 et seq., Spanish Civil Procedural Act and other related provisions.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit 4.2

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee Agreement to be duly executed and delivered as of the date first above written.

REVLON HOLDINGS B.V.,
as a Borrower

By:	/s/ Mattheus H. Ebbing
Name: Mattheus H. Ebbing
Title: Sole Management Board Member

[Signature Page for Guarantee Agreement]

Exhibit 4.2

REVLON FINANCE LLC,
as a Borrower

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: President

[Signature Page for Guarantee Agreement]

Exhibit 4.2

ELIZABETH ARDEN GMBH,
as a Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Managing director (Geschäftsführer)

[Signature Page for Guarantee Agreement]

Exhibit 4.2

BEAUTYGE GERMANY GMBH,
as a Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Managing director (Geschäftsführer)

[Signature Page for Guarantee Agreement]

Exhibit 4.2

BEAUTYGE ITALY S.P.A.,
as a Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Chairman and Managing Director

[Signature Page for Guarantee Agreement]

Exhibit 4.2

ELIZABETH ARDEN ESPAÑA, S.L.U.,
as a Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Director and Authorized Signatory

[Signature Page for Guarantee Agreement]

Exhibit 4.2

BEAUTYGE, S.L.U.,
as a Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Director and Authorized Signatory

[Signature Page for Guarantee Agreement]

Exhibit 4.2

BEAUTYGE LOGISTICS SERVICES, S.L.U.,
as a Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Director and Authorized Signatory

[Signature Page for Guarantee Agreement]

Exhibit 4.2

ELIZABETH ARDEN INTERNATIONAL SÀRL,
as a Guarantor

By:	/s/ Michael T. Sheehan
Name: Michael T. Sheehan
Title: Chairman and Managing Director

[Signature Page for Guarantee Agreement]

Exhibit 4.2

Executed by Elizabeth Arden
(Australia) Pty Ltd ACN 095 394 648
in accordance with section 127 of the
Corporations Act 2001 (Cth) of
Australia:

/s/ Michael T. Sheehan
Director/Company Secretary

MICHAEL T. SHEEHAN
Name of Director/Company Secretary

/s/ Yossi Almani
Director

YOSSI ALMANI
Name of Director

Executed by Revlon Australia Pty
Limited ACN 095 360 731 in accordance
with section 127 of the Corporations
Act 2001 (Cth) of Australia:

/s/ Anthony Turri
Director/company secretary

ANTHONY TURRI
Name of director/company secretary

/s/ Michael T. Sheehan
Director

MICHAEL T. SHEEHAN
Name of director

[Signature Page for Guarantee Agreement]

Exhibit 4.2

REVLON MANUFACTURING LTD.,
as a Guarantor

By:	/s/ Yossi Almani
Name: Yossi Almani
Title: Vice President and Assistant Secretary

[Signature Page for Guarantee Agreement]

Exhibit 4.2

CITIBANK, N.A., as Collateral Agent

By:	/s/ Thomas M. Halsch
Name: Thomas M. Halsch
Title: Vice President

[Signature Page for Guarantee Agreement]

Exhibit 4.2

Annex I to
Guarantee Agreement
ASSUMPTION AGREEMENT, dated as of __________ __, 20__, made by ______________________________ (the “Additional Guarantor”), in favor of Citibank, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.
W I T N E S S E T H:
WHEREAS, Revlon Holdings B.V. and Revlon Finance LLC (the “Borrowers”), the Affiliates of the Borrowers from time to time parties thereto, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”) and Citibank, N.A., as Administrative Agent and Collateral Agent have entered into that certain Asset-Based Term Loan Credit Agreement, dated as of July 9, 2018 (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, in connection with the Credit Agreement, and certain Affiliates of the Borrowers (other than the Additional Guarantor) have entered into the Guarantee Agreement, dated as of July 9, 2018 (as amended, waived, supplemented or otherwise modified from time to time, the “Guarantee Agreement”) in favor of the Collateral Agent for the benefit of itself and the other Secured Parties;
WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee Agreement;
NOW, THEREFORE, IT IS AGREED:
1. Guarantee Agreement. By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 8.14 of the Guarantee Agreement, hereby becomes a party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder. The information set forth in Annex I hereto is hereby added to the information set forth in the Schedules to the Guarantee Agreement. The Additional Guarantor hereby represents and warrants, to the extent applicable and with respect to itself, that each of the representations and warranties contained in Section 4 of the Guarantee Agreement is true and correct on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY

Exhibit 4.2

APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.
[ADDITIONAL GUARANTOR],
as Guarantor
By:    ____________________________
Name:
Title: